Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Maiden Holdings, Ltd.
Hamilton, Bermuda

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 16, 2010, relating to the consolidated financial statements, the effectiveness of Maiden Holdings, Ltd.’s internal control over financial reporting, and schedules of Maiden Holdings, Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

 /s/ BDO USA, LLP (formerly known as BDO Seidman, LLP)

New York, New York
February 10, 2011